Exhibit 99

Valpey-Fisher Corporation Shareholders Approve Amendments to Stock Option Plans

HOPKINTON, Mass.--(BUSINESS WIRE)--Valpey-Fisher Corporation (AMEX: VPF) announced that shareholders approved at a Special Meeting held today, amendments to the Company’s Stock Option Plans (i) to permit the Board to adjust outstanding options in the event of any distribution of assets to stockholders other than an ordinary dividend and (ii) to increase the number of shares covered by the Plans by the number of shares necessary to adjust the outstanding Options as described above but in no event in excess of 387,215 shares under the Plans.

As a result of the approval of the amendments to the Company’s Stock Option Plans, the special one-time cash dividend announced on August 7, 2008 in the amount of $1.50 per share will be paid on October 17, 2008 to Valpey-Fisher’s shareholders of record on October 6, 2008.

The total dividend payment of approximately $6.5 million will be paid out of the Company’s cash on hand. Valpey-Fisher has been informed by the American Stock Exchange that consistent with the Exchange’s policy concerning comparatively large cash dividends, Valpey-Fisher’s common shares will continue to be quoted on the Exchange with the dividend on through October 17, 2008 and will first be quoted ex-dividend on October 20, 2008, not October 18, 2008 as previously announced on August 7, 2008. Shareholders of record on October 6, 2008 that sell their shares at any time prior to the October 20, 2008 ex-dividend date will relinquish entitlement of the dividend to the buyer.

Valpey-Fisher, located in Hopkinton, MA, is a leading communications technology company specializing in network timing and frequency control solutions for broadband applications in wireless, wireless and optical networks.

CONTACT:
Valpey-Fisher Corporation
Michael J. Kroll, 508-435-6831, extension 600
Vice President, Treasurer and CFO